Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Registration Statement on Form S-8 and the Post-Effective Amendment to the Registration Statement (Form S-8 No. 333-65789) pertaining to the Dollar General Corporation 401(k) Savings and Retirement Plan of our reports (a) dated March 18, 2002 (except for the seventh paragraph of Note 8, as to which the date is April 1, 2002), with respect to the consolidated financial statements of Dollar General Corporation included in its Annual Report (Form 10-K) for the year ended February 1, 2002, and (b) dated June 28, 2002, with respect to the 2001 financial statements and schedules of the Dollar General Corporation 401(k) Savings and Retirement Plan included in the Plan's Annual Report (Form 11-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.


                              /s/ Ernst & Young LLP

Nashville, Tennessee
January 15, 2003